Exhibit 99.1

November 2, 2017

Dear Fellow Shareholders,

You recently received proxy materials in connection with the Annual Meeting of Shareholders of Royal Energy, Inc. to be held on November 16, 2017.  According to our latest records, your PROXY VOTE for this meeting HAS NOT YET BEEN RECEIVED.

THE MERGER PROPOSAL REQUIRES A FAVORABLE VOTE
FROM TWO THIRDS OR 66⅔%OF THE TOTAL SHARES OUTSTANDING.
 EVERY VOTE IN FAVOR IS CRUCIAL - NO MATTER HOW MANY SHARES YOU OWN!

Reasons for the Merger

The Merger will combine Royale Energy and Matrix Oil Management Corporation, resulting in Royale and Matrix each becoming wholly-owned subsidiaries of a newly-formed Delaware corporation which will initially be named “Royale Energy Holdings, Inc.”

Royale’s board of directors considered many factors in making its recommendations to Royale’s shareholders. Among the factors considered by Royale’s board of directors were:

•	the combination will greatly improve production and cash flows, and reduce general and administrative expenses on a per barrel basis;

•	the combination will greatly diversify and increase estimated proved reserves;

•	the combination will significantly improve Royale’s liquidity and financial strength and is anticipated to put Royale in compliance with NASDAQ listing requirements;

•
the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Royale board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

•	the combination will provide Royale with a larger portfolio of exploitation and exploration opportunities in resource plays within areas already targeted by Royale; and

•
the presentation and opinion of Northland, to the effect that, as of the date of the opinion and based upon the assumptions, limitations, qualifications, and conditions stated in the opinion letter, the mergers as between Royale and Matrix are fair to Royale and its shareholders, from a financial point of view, as more fully described in the proxy statement/prospectus starting on page 60.

What You Will Receive in the Merger

Upon consummation of the Royale Merger and subject to the terms and conditions of the Merger Agreement, the issued and outstanding shares of Royale’s common stock will each be converted into one (1) share of common stock of Royale Energy Holdings.

What You Need to Do Now

To Vote with	Please call our proxy solicitor Advantage Proxy toll free at 1-877-870-8565 or collect at 1-206-870-8565.
A Live Operator

To Vote by Internet	Please follow the instructions on your proxy card or voting instruction form.
or Telephone	You will need your control number which is located in the box next to the arrow on the proxy card or voting instruction form.

To Vote by Mail	Please vote, sign and mail your proxy card in the envelope provided.

YOUR BROKER WILL NOT VOTE YOUR SHARES IF THEY DON'T RECEIVE INSTRUCTIONS FROM YOU.  PLEASE VOTE YOUR SHARES NOW SO YOUR VOTE CAN BE COUNTED WITHOUT DELAY.

YOUR PARTICIPATION IS IMPORTANT - PLEASE VOTE TODAY!

Thank you in advance for your support.

/s/ Harry E. Hosmer

Harry E. Hosmer
Chairman of the Board